EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of IBG, Inc.:

Name	Jurisdiction of Organization

IBG LLC	Connecticut, U.S.A.

The following is a list of subsidiaries of IBG LLC:

Name	Jurisdiction of Organization

Timber Hill LLC (1)	Connecticut, U.S.A.
Interactive Brokers LLC (2)	Connecticut, U.S.A.
Interactive Brokers Canada Inc.	Canada
Interactive Brokers (U.K.) Limited	United Kingdom
Timber Hill Europe AG	Switzerland
Timber Hill Securities Hong Kong Limited	Hong Kong
Timber Hill Australia Pty Limited	Australia
Timber Hill Canada Company	Canada
Timber Hill Specialist Corp.	Delaware, U.S.A.
Interactive Brokers Hungary Kft	Hungary
IB Exchange Corp.	Delaware, U.S.A.
Interactive Brokers (India) Private Limited (3)	India
Interactive Brokers Financial Products S.A.	Luxembourg
Interactive Brokers Securities Japan, Inc.	Japan

(1)	IBG LLC owns 99.99% and Thomas Peterffy owns 0.01%.
(2)	IBG LLC owns 99.9% and Thomas Peterffy owns 0.1%.
(3)	IB Exchange Corp. owns 0.01%

The following is a list of subsidiaries of Timber Hill Europe AG:

Name	Jurisdiction of Organization

Timber Hill (U.K.) Limited	United Kingdom
Timber Hill (Mauritius) Limited	Mauritius

The following is a list of subsidiaries of Interactive Brokers LLC:

Name	Jurisdiction of Organization

FutureTrade Technologies, LLC	Delaware, U.S.A.

The following is a list of subsidiaries of FutureTrade Technologies, LLC:

Name	Jurisdiction of Organization

FutureTrade Securities, LLC	California, U.S.A.
FutureTrade Estonia OÜ	Estonia
FutureTrade Rus	Russia